UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2008

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 13, 2008, we issued a press release announcing the planned retirement of Jeff Misner, our executive vice president and chief financial officer, effective August 31, 2008. The press release is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

  Effective upon the retirement of Mr. Misner, Continental's board of directors on May 13, 2008 elected Zane Rowe, age 37, currently our senior vice president for network strategy, to succeed Mr. Misner as executive vice president and chief financial officer. Mr. Rowe was named senior vice president in September 2006, after assuming responsibility for Continental's network strategy, including schedule planning and profitability analysis, as vice president network strategy in 2005. He joined Continental in 1993, and was elected staff vice president for financial planning and analysis in February 2001. He was promoted to vice president of financial planning and analysis in September 2003. There are no arrangements or understandings between Mr. Rowe and any other person pursuant to which he was selected as an officer. Mr. Rowe does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Rowe has an interest requiring disclosure under Item 404(a) of Regulation S-K. The Company anticipates that it will enter into an employment agreement with Mr. Rowe similar to the agreements with the Company's existing executive vice presidents, to be effective upon Mr. Misner's retirement. The press release is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

  In order to ensure an orderly management transition following Mr. Misner's retirement, on May 13, 2008 we entered into an agreement with Mr. Misner setting forth the terms of his retirement and resignation from the Company and from the boards of directors of certain of the Company's affiliates.  Pursuant to the terms of the retirement agreement, Mr. Misner has agreed to a non-competition restriction for the 12-month period beginning on his retirement date and has agreed to surrender all of his outstanding profit based restricted stock unit awards ("RSUs"), consisting of three separate grants made to him in 2006, 2007 and 2008.  In addition to the non-competition restriction provided in his retirement agreement, under the terms of Mr. Misner's existing employment agreement, he is prohibited for a period of two years following the date of his retirement from directly or indirectly soliciting or hiring any employee of the Company to perform services for any other entity.  In consideration for the non-competition restriction, the surrender of all his outstanding RSUs and the waivers contained in his retirement agreement, the Company has agreed to pay Mr. Misner $2,997,000 on the date of his retirement, which payment is in addition to the benefits he is entitled to receive upon retirement and voluntary resignation under his existing employment agreement.  Among the RSU awards to be surrendered by Mr. Misner are the 2006 RSUs, which previously have achieved the maximum performance target based on the amount of profit sharing distributed under our broad-based employee profit sharing program.  The 2006 RSUs to be surrendered by Mr. Misner have two remaining payments pending, which under the terms of the Company's Long Term Incentive and RSU Program would have been paid to Mr. Misner (absent the surrender) when and if other participants receive payment upon the achievement of a minimum cash hurdle for fiscal years 2008 and 2009.  The amount of such payments would have been determined based on the average closing price of the Company's common stock for the 20 trading days preceding the payment date.

Item 8.01 Other Events

On May 15, 2008, Continental Airlines, Inc. ("Continental") entered into an underwriting agreement for the sale of 3,977,300 Class A non-voting shares of Copa Holdings, S.A. ("Copa") held by Continental.  The price at which the shares will be sold to the public is $35.75 per share. The underwriters have an over-allotment option to purchase up to an additional 397,700 shares from Continental. After completion of the sale, if the underwriters do not exercise the over-allotment option, Continental will continue to hold approximately 1.3% of the outstanding Class A Copa shares, and if the underwriters exercise the over-allotment option in full, Continental will no longer own any Class A shares.  If the over-allotment option is not exercised, Continental will receive approximately $142 million in proceeds (before underwriters' discount and other expenses) from the sale, which Continental intends to use for general corporate purposes.  Continental expects to deliver the shares and receive the net proceeds on May 21, 2008.

A copy of the final prospectus supplement and related base prospectus for the offering may be obtained by searching the filings of Copa on the Securities and Exchange Commission ("SEC") website at www.sec.gov.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

May 16, 2008	By /s/ Lori A. Gobillot Lori A. Gobillot Staff Vice President and Assistant General Counsel

EXHIBIT INDEX

99.1	Press Release